Exhibit 99.1

FOR IMMEDIATE RELEASE

Prologis Completes $8.5 Billion Acquisition of DCT Industrial Trust

SAN FRANCISCO, August 22, 2018 — Prologis, Inc. (NYSE: PLD), the global leader in logistics real estate, today announced it has completed its all-stock acquisition of DCT Industrial Trust Inc. (NYSE: DCT) for $8.5 billion, including the assumption of debt.

In connection with the transaction, each share of DCT common stock was converted into 1.02 shares of Prologis common stock.

The DCT portfolio is highly complementary to Prologis’ existing portfolio in terms of product quality, location and growth potential. The DCT portfolio includes the following:

-	71 million square foot owned and managed operating portfolio

-	7.5 million square feet of development, redevelopment and value-added projects

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305 acres of land in pre-development with an estimated build-out potential of over 4.5 million square feet and 131 acres of land under contract, or option, with a build-out potential of over 1.6 million square feet

The acquisition expands Prologis’ presence in the high-growth U.S. markets of Southern California, the San Francisco Bay Area, Seattle and South Florida. As a result of the closely aligned portfolios and business strategies, the combined company expects immediate corporate G&A savings and significant scale economies within its operating portfolio. The company also expects to extract additional value from the platform initiatives currently underway at Prologis.

“We have tremendous respect and admiration for what the DCT team has accomplished in transforming their organization into a premier logistics company,” said Hamid R. Moghadam, chairman and chief executive officer, Prologis. “They have created significant value through thoughtful market realignment, strong operating performance and smart development. Going forward, the combination of the portfolios will enable our shareholders to benefit from significant synergies and increased customer mindshare.”

Prologis will refinance $1.8 billion of DCT’s debt, of which approximately $850 million was paid off at closing with the remainder to be retired in the third quarter of 2018. The company expects the blended interest rate associated with the refinancings to be approximately 2.5%, generating an estimated $38 million in annual interest savings. The cumulative interest savings will more than offset the estimated $58 million of one-time debt extinguishment costs related to the refinancing activity. The total transaction costs are expected to be approximately $80 million, with the majority of the costs incurred by Prologis being capitalized.

The acquisition is expected to be accretive to 2018 core funds from operations* (Core FFO) per diluted share by $0.02, in line with the previously estimated Core FFO* per diluted share accretion of $0.06-$0.08 on an annualized basis. As a result, Prologis has increased its 2018 Core FFO* guidance range to $3.00 to $3.04 per diluted share from $2.98 to $3.02 per diluted share.

The acquisition is expected to be dilutive to net earnings per diluted share primarily due to the impact of non-cash real estate depreciation. As a result, Prologis has decreased its full-year 2018 net earnings guidance range to $2.67 to $2.73 per diluted share from $2.80 to $2.86 per diluted share.

Effective immediately, former DCT president and chief executive officer Philip L. Hawkins has joined the Prologis board of directors.

For more information, visit Prologis’ Investor Relations page at www.ir.prologis.com.

About Prologis

Prologis, Inc. is the global leader in logistics real estate with a focus on high-barrier, high-growth markets. As of June 30, 2018, and inclusive of the DCT acquisition on August 22, 2018, the company owned or had investments in, on a wholly owned basis or through co-investment ventures, properties and development projects expected to total approximately 756 million square feet (75 million square meters) in 19 countries. Prologis leases modern distribution facilities to a diverse base of approximately 5,500 customers across two major categories: business-to-business and retail/online fulfillment.

CONTACTS:

Investors: Tracy Ward, Tel: +1 415 733 9565, tward@prologis.com, San Francisco

Media: Jason Golz, Tel: +1 415 733 9439, jgolz@prologis.com, San Francisco

Forward-Looking Statements

The statements in this document that are not historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are based on current expectations, estimates and projections about the industry and markets in which we operate as well as management’s beliefs and assumptions. Such statements involve uncertainties that could significantly impact our financial results. Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates” and variations of such words and similar expressions are intended to identify such forward-looking statements, which generally are not historical in nature. All statements that address operating performance, events or developments that we expect or anticipate will occur in the future — including statements relating to rent and occupancy growth, development activity and changes in sales or contribution volume of properties, disposition activity, general conditions in the geographic areas where we operate, our debt, capital structure and financial position, our ability to form new co-investment ventures and the availability of capital in existing or new co-investment ventures — are forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Although we believe the expectations reflected in any forward-looking statements are based on reasonable assumptions, we can give no assurance that our expectations will be attained and therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. Some of the factors that may affect outcomes and results include, but are not limited to: (i) national, international, regional and local economic climates, (ii) changes in financial markets, interest rates and foreign currency exchange rates, (iii) increased or unanticipated competition for our properties, (iv) risks associated with acquisitions, dispositions and development of properties, (v) maintenance of real estate investment trust status, tax structuring and income tax rates (vi) availability of financing and capital, the levels of debt that we maintain and our credit ratings, (vii) risks related to our investments in our co-investment ventures, including our ability to establish new co-investment ventures and funds, (viii) risks of doing business internationally, including currency risks, (ix) environmental uncertainties, including risks of natural disasters, and (x) those additional factors discussed in reports filed with the Securities and Exchange Commission by us under the heading “Risk Factors.” We undertake no duty to update any forward-looking statements appearing in this document.

*This is a non-GAAP financial measure. Please refer to our Second Quarter 2018 Supplemental Information Report for our definition of Core FFO and a reconciliation to the most directly comparable GAAP measure available on our website at www.ir.prologis.com and the SEC’s website at www.sec.gov.

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